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                                                                    EXHIBIT 99.1



            VARSITYBOOKS.COM REPORTS FOURTH QUARTER AND YEAR-END RESULTS

            Washington, D.C., February 28, 2000-VarsityBooks.com (NASDAQ: VSTY), a leading online retailer and marketing channel to college students, today reported its results for the fourth quarter and year ended
            December 31, 1999. Revenues for the quarter were $1.7 million compared to less than $0.1 million in the fourth quarter of 1998.
            Net loss for the quarter was $12.4 million compared to a net loss of $1.4 million in the fourth quarter of 1998. Pro-forma net loss per share was $1.07 in the fourth quarter (on 11.5 million shares, basic and diluted) compared to a pro-forma net loss of $0.46 per share (on
            3.0 million shares, basic and diluted) in the fourth quarter of 1998.

            Revenues for the year were $10.6 million, compared to $0.1 million for the prior year. Net loss for the year was $31.5 million compared to a net loss of $2.7 million for the prior year. Pro-forma net loss per share was $4.09 for the year (on 7.7 million shares, basic and diluted) compared to a pro-forma net loss of $1.27 per share (on 2.1 million shares, basic and diluted) for the prior year.

            "We are very pleased with the growth that we have experienced in revenue and other operating metrics over a short period of time," said Eric Kuhn, VarsityBooks.com's President and Chief Executive
            Officer. "Our fourth quarter and full year operating results were in accordance with our expectations."

            Due to quiet period restrictions, the company will not be conducting an investor conference call related to this quarter's release of financial results.

            About VarsityBooks.com
            VarsityBooks.com (NASDAQ: VSTY), based in Washington, DC, is a leading online retailer and marketing channel to the nation's 15 million college students. Founded in

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            1997, VarsityBooks.com pioneered selling discounted new college textbooks over the Internet. Building on its online textbook business, VarsityBooks.com provides a range of products and services on its Web site, all designed to bring value directly to college students. In addition, VarsityBooks.com operates one of the nation's largest networks of student representatives to promote its products and services - as well as those of other companies - on college campuses nationwide.

            "Safe Harbor" Statement under the Private Securities Litigation
            Reform Act of 1995: Statements in this press release regarding
            VarsityBooks.com's business that are not historical facts are "Forward-looking statements" that involve risks and uncertainties.
            For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the company's prospectus.

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

                                               VARSITYBOOKS.COM INC.
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                    (UNAUDITED)

                                                     QUARTERS ENDED                  YEARS ENDED
                                                      DECEMBER 31,                    DECEMBER 31,
                                              ----------------------------    ----------------------------
                                                  1998             1999           1998            1999
                                              ------------    ------------    ------------    ------------
Net sales:

      Product ..............................  $         33    $      1,560    $        122    $      9,885
      Shipping .............................             3             133              10             674
                                              ------------    ------------    ------------    ------------
         Total net sales ...................            36           1,693             132          10,559
                                              ------------    ------------    ------------    ------------

Operating expenses:

      Cost of product -- related party .....            36           1,409             115           9,119
      Cost of shipping -- related party ....             3             186              10             909
      Equity transactions -- related party..            90               -             798             169
      Marketing and sales ..................           402           7,169             536          20,021
      Product development ..................           425           2,044             627           4,505
      General and administrative ...........           380           2,339             593           5,117
      Non-cash compensation ................            61           1,092             146           2,578
                                              ------------    ------------    ------------    ------------
         Total operating expenses ..........         1,397          14,239           2,825          42,418
                                              ------------    ------------    ------------    ------------

Loss from operations .......................        (1,361)        (12,546)         (2,693)        (31,859)

Other income (expense), net ................            (2)            195               4             351
                                              ------------    ------------    ------------    ------------
Net loss ...................................        (1,363)        (12,351)         (2,689)        (31,508)

Preferred stock dividends ..................             -             805               -           1,487
                                              ------------    ------------    ------------    ------------
Net loss applicable to common stockholders..  $     (1,363)   $    (13,156)   $     (2,689)   $    (32,995)
                                              ============    ============    ============    ============

NET LOSS PER SHARE:

      Basic and diluted ....................  $      (0.67)   $      (5.13)   $      (1.53)   $     (14.82)
                                              ============    ============    ============    ============
      Pro-forma basic and diluted (1) ......  $      (0.46)   $      (1.07)   $      (1.27)   $      (4.09)
                                              ============    ============    ============    ============

WEIGHTED AVERAGE SHARES:

        Basic and diluted ..................     2,035,714       2,566,300       1,755,536       2,226,225
                                              ============    ============    ============    ============
        Pro-forma basic and diluted (1) ....     2,972,046      11,533,179       2,125,397       7,702,441
                                              ============    ============    ============    ============

(1) Pro-forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro-forma effects of the conversion of the Company's Series A, Series B and Series C convertible preferred stock into shares of the Company's common stock on a one-to-one basis effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1998 or at the date of original issuance, if later, as well as the impact of the Company's one-for-two stock split in December 1999.




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